Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 8 to Form S-4 and related proxy statement/prospectus of CleanTech Acquisition Corp. of our report dated March 24, 2022, except for Note 13, as to which the date is April 27, 2022, with respect to the financial statements of Nauticus Robotics, Inc. which appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus which is part of this Registration Statement.

/s/ Whitley Penn LLP

Houston, Texas

August 2, 2022